Exhibit 99.1

Open Energy Hires Nationally Recognized Supply Chain Management Expert as EVP
Manufacturing Operations

SOLANA BEACH, CA — Nov 1, 2007 — Open Energy Corp. (OTC BB:OEGY.OB) is pleased to announce the hiring, effective today, of Christopher S. Gopal, Ph.D. as Executive Vice President of Global Operations for the Company.

Open Energy CEO David Saltman stated, “Our 2008 strategic plan includes a fundamental shift from being a manufacturer of our proprietary building integrated photovoltaic products to outsourcing all production under license to Suntech and potentially other partners, as well. With over thirty years of experience in supply chain management and information technology, Dr. Gopal is eminently qualified to develop and implement our high-volume, low-cost outsourcing strategy, and we are thrilled to have him join our senior management team.”

Prior to joining Open Energy, Chris Gopal was Vice President of World-Wide Operations at Dell Computer, Director of Global Supply Chain and Operations Services at Ernst & Young, and head of global supply chain services at Unisys and SAIC. He holds a Ph.D. from USC, an MBA from Cranfield School of Management (UK), and a BS in Mathematics and Science from Bangalore University (India). He has authored three books on operations and has been an invited speaker at numerous international business conferences for Business Week, Defense Logistics Agency, the Harvard Business Review, and the Milken Institute Global Forum among others.

About Open Energy Corporation

Open Energy Corporation is a renewable energy company focused on the development and commercialization of a portfolio of technologies capable of delivering cost-competitive electricity, fresh water and related commodities on a global basis. Open Energy offers building-integrated photovoltaic (PV) roofing materials for commercial, industrial, and residential customers. Marketed under the trade name SolarSave®, the product line includes roofing membranes, roofing tiles, custom architectural PV glass, and balance of systems equipment. The Company also holds an exclusive, worldwide license to a solar thermal technology called SunCone(TM) CSP (Concentrating Solar Power). The company’s mission is to enhance life by harnessing the power of the sun. For more information on Open Energy Corporation, please visit www.openenergycorp.com.

Contact:

Open Energy Corporation
Investor Relations
Boundary Point Investor Relations
Brad Long
+1.866.469.3649
blong@openenergycorp.com